EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK COMPLETES PRIVATE PLACEMENT OF $450 MILLION IN SENIOR NOTES

Paoli, Pa., September 4, 2007—AMETEK, Inc. (NYSE: AME) announced that it has completed the sale of $450 million in Senior Notes in a private placement with institutional investors. The Notes will be funded in December 2007 for $370 million and in July 2008 for $80 million. The Notes carry a weighted average interest rate of approximately 6.25%.

Frank S. Hermance, AMETEK Chairman and Chief Executive Officer, said, “We are very pleased at the strong market acceptance of these Notes in a challenging credit environment. This is a reflection of the Company’s solid track record of performance, future growth prospects and strong credit profile.”

“This private placement is a key part of our financing structure. These funds will be used to repay our maturing $225 million, 7.2% Public Notes and to fund the Company’s growth strategies including future acquisitions,” added Mr. Hermance.

There will be two funding dates for the Senior Notes. The first funding will occur on December 18, 2007 for $370 million, consisting of $270 million in aggregate principal amount of 6.20% Senior Notes due December 2017 and $100 million in aggregate principal amount of 6.30% Senior Notes due December 2019. The second funding date will be July 15, 2008 for $80 million in aggregate principal amount of 6.35% Senior Notes due July 2018.

Wachovia Securities was sole lead placement agent and bookrunner. SunTrust Robinson Humphrey served as placement co-agent.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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